GLOBAL TERMS AND CONDITIONS
2024 PERFORMANCE SHARE UNIT GRANTS
UNDER THE MERCK & CO., INC. 2019 INCENTIVE STOCK PLAN
I.GENERAL. Merck & Co., Inc. (the “Company”) has granted to you the award of Performance Share Units (“PSUs”) specified in this document (“PSU Award”) pursuant to the Merck & Co., Inc. 2019 Incentive Stock Plan, including any sub-plan thereto for your country (the “Plan”). This PSU Award is subject to the terms and conditions of the Plan and these Global Terms and Conditions, including any additional terms and conditions for your country in Appendix B (the “Terms”). Unless otherwise defined in this document, capitalized terms used in these Terms are as defined in the Plan

Grant Type:	PSU - Annual
Grant Date:	March 28, 2024
Award Period:	Jan. 1, 2024 – Dec. 31, 2026

IMPORTANT NOTICE: This grant requires you to affirmatively accept it. You MUST log onto the Morgan Stanley website at
(http://www.morganstanley.com/spc/knowledge/managing-equity/managing-your-existing-awards/accepting-awards-grants/) to accept the grant.
Follow the procedure described on the Morgan Stanley website to accept your PSU Award within 90 days. Failure to accept the terms and conditions of your PSU Award within 90 days may result in forfeiture of the PSU Award.

II.DEFINITIONS. For the purpose of these Terms:
“Award Period” means the three-year period commencing on January 1, 2024 and ending on December 31, 2026.
“Earnings Per Share or EPS” means the Company’s net income divided by the weighted average of the number of shares of Company common stock on a fully diluted basis during the Award Period.
The above result shall be adjusted to exclude charges or items from the measurement of performance relating to (1) restructurings, discontinued operations, purchase accounting items, merger-related costs, the impact of significant acquisitions and/ or divestitures, extraordinary items and other unusual or non-recurring charges and/ or events; (2) an event either not directly related to Company operations or not reasonably within the control of Company management; (3) fluctuations in foreign exchange versus Plan rates; (4) the impact of Share Repurchases above or below planned levels; and (5) the effects of accounting changes in accordance with U.S. generally accepted accounting principles, or other significant legislative changes, including tax.
“EPS Performance Payout” means the percentage reflecting the attainment level of the Company’s EPS goal as determined under paragraph C of Section III.
“Final Award” means the number of PSUs that become eligible to vest based on the attainment level of the goals for each performance metric, as calculated in accordance with Section III hereof.
“Grant Date” means the date as of which a Performance Share Unit is granted.

“Peer Healthcare Companies” are the healthcare companies used by the Committee in evaluating the Company’s TSR performance for the entire Award Period. For 2024 and for so long thereafter during the Award Period that such companies are publicly traded on a nationally recognized stock exchange, the following are the Peer Healthcare Companies except as described below.

AbbVie	Eli Lilly	Novartis
Amgen	GlaxoSmithKline	Pfizer
Astra Zeneca	Roche	Sanofi-Aventis
Bristol-Myers Squibb	Johnson & Johnson	Gilead Sciences
The Committee intends that the list of Peer Healthcare Companies may be subject to such adjustment as may be necessary to reflect a merger, reorganization, recapitalization, extraordinary cash dividend, combination of shares, consolidation, rights offering, spin off, split off, split up, bankruptcy, liquidation, acquisition, or other similar change in any Peer Healthcare Company.
“Performance Share Unit” or “PSU” means an award representing the right to vest in shares of Common Stock based upon the attainment level of the performance metrics in accordance with Section III and as otherwise described in these Terms. Until distributed pursuant to Section VI, these PSUs shall not entitle the holder to any of the rights of a holder of Common Stock, including voting rights; provided, however, that the Committee retains the right to make adjustments as described in Section 7 of the Plan.
“Target Shares” means the number of shares of Common Stock that would become eligible to vest if the performance metrics set forth in Section  III are each achieved at the level identified as “target” for the entire Award Period.
“Total Shareholder Return” or “TSR” means the change in value of one share of a company’s common stock over the Award Period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends. The beginning and ending stock prices will be based on the average closing stock prices during the months of December as applicable. TSR will be calculated on a compound annualized basis over the Award Period.
“TSR Performance Payout” means the percentage reflecting the attainment level of Company’s TSR performance as determined under paragraph B of Section III.
III.CALCULATION OF FINAL AWARD OF PERFORMANCE SHARE UNITS
You shall vest in the number of PSUs to the extent provided for in this Section III unless otherwise provided for in Section V (“Termination of Employment”).
A.Performance Metrics. The Final Award will equal the TSR Performance Payout plus the EPS Performance Payout in the proportions determined in Paragraph D below.
B.TSR Performance Payout. The TSR Performance Payout shall be determined as follows:
1.If the Company’s annualized TSR is greater than the median of the annualized TSR of the Peer Healthcare Companies, then the TSR Performance Payout will equal 100% plus five times the difference in percentage points up to a maximum of 200%; provided, however, that if the Company’s annualized TSR is negative, then in no event will the TSR Performance Payout be greater than 100%.

For example, if the Company’s annualized TSR is 25% and the median annualized TSR of the Peer Healthcare Companies is 20%, then the TSR Performance Payout would be 125% [100% + ((25% - 20%) x 5%)].
2.If the Company’s TSR is less than the median of the annualized TSR among the Peer Healthcare Companies, then the TSR Performance Payout will equal 100% minus five times the difference in percentage points; provided, however, that if such median exceeds the Company’s annualized TSR by more than 10 percentage points, then the TSR Performance Payout will be 0%.
C.EPS Performance Payout. The EPS Performance Payout shall be determined in accordance with the following performance schedule:

Earnings Per Share Goals	Payout Percentage
Less than $26.18	0%
$26.18 (Threshold)	25%
$28.77 (Target)	100%
$30.50	150%
$32.22 (Stretch)	200%
Payout Percentages corresponding to performance between two discrete values in the table will be interpolated.
D.The Final Award will equal the sum of (x) TSR Payout Percent for the entire Award Period TIMES Target Shares TIMES 50 percent and (y) EPS Payout Percentage TIMES Target Shares TIMES 50 percent.
E.Maximum Award. Anything in these Terms to the contrary notwithstanding, the Final Award shall be reduced to the extent necessary to reflect that the value of the Final Award, valued based on the closing price of the Common Stock as of the date the Final Award is determined, may not exceed four times the value of the Target Shares, valued based on the closing price of the Common Stock as of the Grant Date.
IV.DIVIDEND EQUIVALENTS
During the Award Period, dividend equivalents will be accrued on the PSUs if and to the extent dividends are paid by the Company in the Common Stock. Payment of such dividend equivalents will be made, without interest or earnings, at the same time that the Final Award is paid. Such dividend equivalents shall be paid as additional shares in an amount equal to the sum of the dividends paid during the period between the Grant Date and the date immediately prior to the date the PSU Award is settled in accordance with Section VI divided by the price of a share of Common Stock on the date the Final Award is determined. If any portion of this PSU Award lapses, is forfeited or expires, no dividend equivalents will be credited or paid on such portion. Any payment of dividend equivalents will be reduced to the extent necessary for the Company to satisfy any tax or other withholding obligations in accordance with Section X.
V.TERMINATION OF EMPLOYMENT
If your employment with the Company or, if different, the subsidiary, affiliate or joint venture (“JV”) of the Company by which you are employed (the “Employer”) is terminated during the Award Period, your right to the PSU Award, where references to the Final Award in this section include any accrued dividend equivalents, will be determined according to the terms in this Section V and for grantees outside the United States, also in paragraph 12 of Section A (“Nature of Grant”) of Appendix B, Part I. For avoidance of doubt, if your employment terminates on the last day of the Award Period not for misconduct, you will be entitled to vest in this PSU Award.
A.General Rule. If your employment is terminated during the Award Period for any reason other than those specified in the following paragraphs, this PSU Award will be forfeited on the date your employment terminates. If your employment is terminated as described in this paragraph and you are later rehired by the Company or the Employer, as applicable, this grant nevertheless will expire according to this paragraph notwithstanding such rehire.
B.Involuntary Termination. If your employment terminates during the Award Period and the Company determines that employment was involuntarily terminated on or after the first anniversary of the first day of the Award Period, a pro rata portion of the Final Award will become eligible to vest when the Final Award is determined. The pro rata portion shall be determined by multiplying the Final Award by a fraction, the numerator of which is the number of completed months in the Award Period during which you were employed by the Company or the Employer, as applicable, and the denominator of which is 36. The right to the remaining PSUs will be forfeited on the date your employment terminates. An “involuntary termination” includes termination of employment by the Company as the result of a restructuring or job elimination, but excludes non-performance of duties and the reasons listed under paragraphs C through G of this section. If your employment is terminated as described in this paragraph and you are later rehired by the Company or the Employer, as applicable, this PSU Award nevertheless will be forfeited according to this paragraph notwithstanding such rehire.
C.Sale. If your employment is terminated during the Award Period and the Company determines that such termination resulted from the sale of the subsidiary, affiliate, division or JV that employed you, the following portion of the Final Award will become eligible to vest on the date the Final Award is determined: one third of the Final Award if employment terminates on or after the Grant Date but before the first anniversary of the first day of the Award Period; and all of the Final Award if employment terminates on or after the first anniversary of the first day of the Award Period. The right to the remaining PSUs underlying the Final Award will be forfeited on the date your employment terminates. Notwithstanding the foregoing, the Committee may determine, for purposes of this PSU Award, whether employment with an entity that is established from the Company’s spin off, split off, split up or distribution of equity securities in connection with that entity constitutes a termination of employment, and may make adjustments, if any, as it deems appropriate, and to the extent not inconsistent with the Plan, at the time of the distribution of such equity securities, in the kind and/or number of shares subject to this PSU Award. If your employment is terminated as described in this paragraph and you are later rehired by the Company or the Employer, as applicable, this PSU Award nevertheless will be forfeited according to this paragraph notwithstanding such rehire.
D.Retirement. If you terminate employment during the Award Period by retirement (including early and disability retirement), a pro rata portion of the Final Award will become eligible to vest on the date the Final Award is determined. The pro rata portion shall be determined by multiplying the Final Award by a fraction, the numerator of which is the number of completed months in the Award Period during which you were employed by the Company or the Employer, as applicable, and the denominator of which is 36. For grantees who are employed in the U.S., “retirement” means a termination of employment after attaining the earliest of (a) age 55 with at least 10 years of service (b) such age and service that provides eligibility for subsidized retiree medical coverage or (c) age 65 without regard to years of service. For other grantees, “retirement” is determined by the Company. The right to the remaining PSUs underlying the Final Award will be forfeited on the date your employment terminates. If your employment is terminated as described in this paragraph and you are later rehired by the Company or the Employer, as applicable, this grant nevertheless will expire according to this paragraph notwithstanding such rehire.

E.Death. If your employment terminates due to death during the Award Period but prior to the date of an employment termination contemplated under paragraphs B, C, D, G or H the Final Award will become eligible to vest on the date the Final Award is determined. If you die during the Award Period, but after your employment terminates for the reasons listed under paragraphs B, C, D, G or H of this section, any portion of the Final Award that remains outstanding at your death will become eligible to vest on the date the Final Award is determined.
F.Misconduct. If your employment is terminated as a result of deliberate, willful or gross misconduct, this PSU Award will be forfeited immediately upon your receipt of notice of such termination.
G.Disability. If your employment is terminated during the Award Period and the Company determines that such termination resulted from inability to perform the material duties of his or her role by reason of a physical or mental infirmity that is expected to last for at least six months or to result in death, whether or not he or she is eligible for disability benefits from any applicable disability program, then the Final Award will become eligible to vest on the date the Final Award is determined. If your employment is terminated as described in this paragraph and you are later rehired by the Company or the Employer, as applicable, this PSU Award nevertheless will expire according to this paragraph notwithstanding such rehire.
H.Change in Control. Upon the occurrence of a Change in Control (as such term is defined in the Plan), the Final Award shall mean a number of PSUs equal to the Target Shares. If this PSU Award is assumed, converted or otherwise remains outstanding in connection with a Change in Control and your employment is terminated during the Award Period without Cause before the second anniversary of the closing of the Change in Control, then this PSU Award and dividend equivalents that have accrued through the end of the Award Period will continue to vest at the end of the original Award Period. If this PSU Award does not remain outstanding following the Change in Control and is not assumed, converted, or otherwise remains outstanding, then the PSU Award and dividend equivalents that have accrued through such date will immediately vest and, at the election of the Company, you will be entitled to receive cash for such portion of this PSU Award in an amount equal to the fair market value of the consideration paid to Merck stockholders for a share of Merck Common Stock in the Change in Control. On the second anniversary of the closing of the Change in Control, this paragraph shall expire. “Cause” and “Change in Control” are defined in the Merck & Co., Inc. Change in Control Separation Benefits Plan (excluding MSD Change in Control).
I.Transfer of Employment. Transfer of employment between the Company, a subsidiary, affiliate, JV, JV partner or affiliate of the Company who provides services to the JV with such partner or affiliate or other entity in which the Company has determined that it has a significant business or ownership interest (together, the “Company Group”) is not considered termination of employment for purposes of this PSU Award. Such employment must be approved by the Company and contiguous with employment by the entity in the Company Group you were employed by immediately prior to the relevant transfer. The terms set out in paragraphs A through H above shall continue to apply to this PSU Award following a transfer of employment accordance with this section.
VI.DISTRIBUTION OF SHARES
Following the end of the Award Period, you (or your estate, in the case of PSUs that vest pursuant to Section V(E)) shall be entitled to receive a number of shares of Common Stock equal to the Final Award (as modified to the extent provided under Section V and subject to Section X) plus the shares for accrued dividend equivalents set forth in Section IV, rounded to the nearest whole number (no fractional shares shall be issued). Such distribution shall be made as soon as administratively feasible following the last day of the Award Period, but in no event later than the end of the calendar year immediately following the Award Period.

VII.SECTION 409A COMPLIANCE
Anything in the Plan or these Terms to the contrary notwithstanding, no distribution of PSUs may be made unless in compliance with Section 409A of the Code or any successor thereto. In addition, distributions, if any, made upon or by reference to the date of an employment termination shall not be paid unless such termination constitutes a “separation from service (as defined in Section 409A of the Code)” and any such payment to a “Specified Employee” as defined in Treas. Reg. Sec. 1.409A-1(i) or any successor thereto, to the extent required by Section 409A of the Code will instead be made on the first day the seventh month following the separation from service, in the same form as they would have been made had this restriction not applied; provided further, that no dividend or dividend equivalents will be paid, accrued or accumulated in respect of the period during which distribution was suspended.
VIII.SUBJECT TO RECOUPMENT
This PSU Award will be subject to recoupment in the event of certain violations of Company policy in accordance with the Company’s Policy and Procedures for Discretionary Recoupment of Compensation for Compliance Violations, as set forth in Appendix A.1, and with the Company’s Policy and Procedures for Recoupment of Incentive-Based Compensation, applicable only for Section 16 Officers, as set forth in Appendix A.2 (as may be amended from time to time).
IX.TRANSFERABILITY
Prior to distribution pursuant to Section VI, the PSU Award and any interest therein shall not be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily, other than by will or the laws of descent and distribution in connection with your death.
X.TAX WITHHOLDING
Regardless of any action the Company and/or the Employer take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items arising out of your participation in the Plan and legally applicable or deemed applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company and/or the Employer, if any. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSU Award or underlying shares of Common Stock, including, but not limited to, the grant, vesting or settlement of the PSU, the subsequent sale of shares of Common Stock acquired upon the expiration of the Award Period and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the PSU to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Furthermore, if you have become subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, you shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company, the Employer and/or any subsidiary, affiliate or JV of the Company; or (ii) withholding from proceeds of the sale of shares of Common Stock acquired at expiration of the Award Period either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or (iii)

withholding in shares of Common Stock to be issued upon expiration of the Award Period; provided, however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Company will satisfy the Tax-Related Items (other than U.S. Federal Insurance Contribution Act taxes or other Tax-Related Items which become payable in a year prior to the year in which shares of Common Stock are issued upon settlement of the PSUs) by withholding in shares of Common Stock pursuant to (iii) above, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by a one or a combination of (i) or (ii) above.
The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock), or if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you will be deemed to have been issued the full number of shares of Common Stock subject to the vested PSUs, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described in this section. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares if you fail to comply with your obligations in connection with the Tax-Related Items.
XI.DATA PRIVACY
The Company is located at 126 East Lincoln Avenue, Rahway, NJ 07065, U.S.A. and grants employees of the Company and any subsidiary, affiliate or JV of the Company, the opportunity to participate in the Plan, at the Company's sole discretion. If you would like to participate in the Plan, you understand that you should review the following information about the Company’s data processing practices and declare your consent.
A.Data Collection and Usage. The Company collects, processes and uses your personal data, including, name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all awards, canceled, vested, or outstanding in your favor, which the Company receives from you or your Employer. If the Company offers you the opportunity to participate in the Plan, then the Company will collect your personal data for purposes of allocating Common Stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of your personal data would be your consent.
B.Stock Plan Administration Service Providers. The Company transfers participant data to Morgan Stanley, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share your data with another company that serves in a similar manner. The Company’s service provider will open an account for you. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to your ability to participate in the Plan.

C.International Data Transfers. The Company and its service providers are based in the United States. If you are outside of the United States, you should note that your country has enacted data privacy laws that are different from the United States. The Company’s legal basis for the transfer of your personal data is your consent.
D.Voluntariness and Consequences of Consent Denial or Withdrawal. Your participation in the Plan and your grant of consent is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you withdraw your consent, you cannot participate in the Plan. This would not affect your salary as an employee; you would merely forfeit the opportunities associated with the Plan.
E.Data Subject Rights. You have a number of rights under data privacy laws in your country. Depending on where you are based, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with competent authorities in your country, and/or (vii) a list with the names and addresses of any potential recipients of the your personal data. To receive clarification regarding your rights or to exercise your rights please contact the Company at Attn: Global Privacy Office, 351 N. Sumneytown Pike, North Wales, Pennsylvania, U.S.A. 19454.
F.The collection, use and transfer of your personal data for the purpose of implementing, administering and managing your participation in the Plan is conducted in accordance with the Company’s Global Privacy and Data Protection Policy. You also understand that the Company may, in the future, request you to provide another data privacy consent.  If applicable and upon request of the Company, you agree to provide an executed acknowledgement or data privacy consent form to the Company or the Employer (or any other acknowledgements, agreements or consents) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in your country, either now or in the future.  You understand that you will not be able to participate in the Plan if you fail to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.
If you agree with the data processing practices described in this Section, you will declare your consent by clicking to "Accept" these Terms on the Morgan Stanley website.
XII.GOVERNING LAW
This document may be amended only by another written agreement between the parties. This document will be interpreted and enforced under the laws of the State of New Jersey, United States (without regard to its choice-of-law provisions). For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this document, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New Jersey and agree that such litigation shall be conducted only in the courts of Union County, New Jersey, or the federal courts for the United States for the District of New Jersey, and no other courts, where this grant is made and/or to be performed.
XIII.SEVERABILITY
The provisions of this document are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

XIV.WAIVER
You acknowledge that a waiver by the Company of breach of any provision of these Terms shall not operate or be construed as a waiver of any other provision of these Terms or of any subsequent breach by you or any other grantee.
XV.ELECTRONIC ACCEPTANCE
The Company may, in its sole discretion, decide to deliver any documents related to the PSU or future PSUs that may be granted under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
XVI.COUNTRY-SPECIFIC APPENDIX
The PSU Award shall be subject to any additional provisions set forth in Appendix B for your country, if any. If you relocate to one of the countries included in Appendix B during the life of the PSU Award, the additional provisions for such country shall apply to you, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.
XVII.ADMINISTRATION
The Committee is responsible for construing and interpreting this PSU Award, including the right to construe disputed or doubtful Plan provisions, and may establish, amend and construe such rules and regulations as it may deem necessary or desirable for the proper administration of this PSU Award. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of this grant shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be final, binding and conclusive upon the Company, all Eligible Employees and any person claiming under or through any eligible employee. All determinations by the Committee including, without limitation, determinations of the Eligible Employees, the form, amount and timing of Incentives, the terms and provisions of Incentives and the writings evidencing Incentives, need not be uniform and may be made selectively among Eligible Employees who receive, or are eligible to receive, Incentives hereunder, whether or not such Eligible Employees are similarly situated.
In addition to the Committee’s powers set forth in the Plan, anything in these Terms to the contrary notwithstanding, the Committee may revise the terms of any PSU not yet granted or, granted but prior to the end of an Award Period if unforeseen events occur and which, in the judgment of the Committee, make the application of the Terms of this PSU Award unfair and contrary to their intentions unless a revision is made.
This PSU Award is subject to the provisions of the 2019 Incentive Stock Plan. For further information regarding your PSU Award, you may access the Merck Global Long-Term Incentives homepage via Sync > HR > Money > Long-Term Incentive Program

APPENDIX A.1
Policy and Procedures for Discretionary Recoupment of
Compensation for Compliance Violations
Policy
It is the policy of the Compensation and Management Development Committee (the “Committee”) of the Board of Directors (the “Board”) of Merck & Co., Inc. (the “Company”) that the Committee will exercise its discretion to determine whether to seek Recoupment of any Covered Compensation paid or awarded to an Affected Employee, where it determines, in consultation with the Audit Committee, that: a) the Affected Employee engaged in misconduct, or failed to reasonably supervise an employee who engaged in misconduct, that resulted in a Material Violation; and b) the Committee concludes that the Material Violation caused Significant Harm to the Company.
Definitions
1.An “Affected Employee” is an employee in Band 600 or higher who (i) engaged in misconduct that results in a Material Violation; or (ii) failed in his or her supervisory responsibilities to reasonably manage or monitor the conduct of an employee who engaged in misconduct that results in a Material Violation.
2.“Covered Compensation” means all (a) incentive‐based cash compensation granted to an Affected Employee, including, without limitation, any annual bonuses and other short‐ and long‐term cash incentives, (b) equity‐based compensation, including, without limitation, stock options, restricted stock, restricted stock units, performance share units (“PSUs”), (c) any proceeds or earnings received in respect of (a) and (b), and (d) any other forms of compensation that the Committee determines to be subject to this policy. For the avoidance of doubt, the foregoing includes any compensation that was previously paid, earned, vested, deferred or paid or payable as a component of severance or termination compensation.
3.“Executive” means current and former executive officers of the Company, as “executive officer” is defined for the purposes of the Securities Exchange Act of 1934, as amended.
4.A “Material Violation” is defined as (i) a material violation of a written Company policy relating to the research, development, manufacturing, sales, or marketing of Company products or (ii) conduct detrimental to the Company, including the Company’s overall goodwill or reputation.
5.“Recoupment” is defined to include any and all of the following actions to the extent permitted by law: (a) reducing the amount of a current or future bonus or other cash or noncash incentive compensation award, (b) requiring reimbursement of a bonus or other cash-based incentive compensation award paid with respect to the most recently completed performance period, (c) cancelling all or a portion of a future‐vesting equity award, (d) cancelling all or a portion of an equity award that vested within the previous twelve‐month period, (e) requiring return of shares paid upon vesting and/or reimbursement of any proceeds received from the sale of an equity award, in each case that vested within the previous twelve‐month period, and (f) any other method of reducing the total compensation paid to an employee for any prior twelve‐month period or any current or future period.
6.“Significant Harm” means a significant negative impact on the Company’s financial operating results or reputation.
Procedures
a.Subject to any delegation to the Chief Executive Officer, as discussed below, the Committee, acting in consultation with the Audit Committee, shall administer this policy and have full discretion to interpret and to make any and all determinations under this policy. Any determinations made by the Committee shall be final, binding, and conclusive on all parties. Notwithstanding the foregoing, the full Board shall approve any determination to seek or waive Recoupment from the Chief Executive Officer.
b.The General Counsel, in consultation with the Chief Ethics and Compliance Officer and the Executive Vice President, Human Resources, is responsible for determining whether to refer a matter to the Committee for review under this policy and for assisting the Committee with its review. In administering this policy, the

Committee may consult with other committees of the Board and any external or internal advisors as it deems appropriate.
c.If the Committee, acting in consultation with the Audit Committee, determines that there is a basis for seeking Recoupment under this policy, the Committee shall exercise its discretion to determine for each Affected Employee, on an individual basis, whether, and to what extent and in which manner, to seek Recoupment.
d.In exercising its discretion, the Committee may take into consideration, as it deems appropriate, all of the facts and circumstances of the particular matter and the general interests of the Company.
Delegation to Management for Recoupment Decisions
The Committee may delegate to the Chief Executive Officer (who may further delegate as deemed appropriate) the authority to administer this policy and to make any and all decisions under it regarding Affected Employees who are not Executives of the Company. Management shall report to the Committee on any affirmative decisions to seek Recoupment pursuant to this delegation of authority.
Public Disclosures
The Company will comply with all applicable securities laws and regulations, including Securities and Exchange Commission disclosure requirements regarding executive compensation and any applicable New York Stock Exchange listing standard or requirements, with respect to this policy. The Company may also, but is not obligated to, provide additional disclosure beyond that required by law when the Company deems it to be appropriate and determines that such disclosure is in the best interest of the Company and its shareholders.
Miscellaneous
Nothing in this policy shall limit or otherwise affect any of the following: 1) management’s ability to take any disciplinary action with respect to any Affected Employee; 2) the Committee’s ability to use its negative discretion with respect to any incentive compensation performance target at any time; or 3) the Committee’s or management’s ability to reduce the amount (in whole or in part) of a current or future bonus or other cash or non‐cash incentive compensation award to any Affected Employee for any reason as they may deem appropriate and to the extent permitted by law. Any right of Recoupment under this policy is in addition to, and not in lieu of, any other remedies or rights of Recoupment that may be available to the Company pursuant to the terms of any similar policy in any incentive plan, employment agreement, equity award agreement, or similar agreement, including, without limitation, the Company’s Policy and Procedures for Recoupment of Incentive‐Based Compensation, and any other legal remedies available to the Company. The Company shall not indemnify or agree to indemnify any current or former Executive against the loss of incentive compensation subject to this policy nor shall the Company pay or reimburse or agree to pay or reimburse any insurance premium to cover the loss of such incentive compensation. The Committee may amend, modify, or terminate this policy in whole or in part at any time and from time to time in its sole discretion.

APPENDIX A.2
Policy and Procedures for Recoupment of
Incentive-Based Compensation
Policy
The Compensation and Management Development Committee (the “Committee”) of the Board of Directors (the “Board”) has adopted this Incentive‐Based Compensation Recoupment Policy (the “Policy”) to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D‐1 promulgated thereunder (“Rule 10D‐1”) and Paragraph 303A.14 of the Listing Standards Manual of the New York Stock Exchange (“NYSE”), which require the recovery of certain Incentive‐Based Compensation in the event of an accounting restatement resulting from a material error in the consolidated financial statements of Merck & Co, Inc. (the “Company”). This Policy shall be administered by the Committee, which shall have express discretionary authority to interpret and construe this Policy and to make all determinations with respect to this Policy, in its sole discretion. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and Rule 10D‐1 (or any successor statute or rule) and any other applicable rules or listing standards adopted by the U.S. Securities and Exchange Commission (the “SEC”) or NYSE. All interpretations, constructions and determinations made by the Committee under this Policy shall be final and binding on all parties. This Policy may be amended with the approval of the Committee and may be amended from time to time as necessary to reflect changes in applicable regulations and/or listing standards adopted by the SEC or NYSE. Compliance with this Policy cannot be waived.
Definitions
1. "Accounting Restatement” is the restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements (i) that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period only or left uncorrected in the current period.
2. A “Covered Officer” is anyone who serves or has served as an executive officer of the Company at any time during the performance period for Incentive‐Based Compensation.
3. “Executive officer” is the equivalent to an “officer” as defined under Section 16a‐1(f) of the Exchange Act (“Section 16 officer”).
4. “Financial reporting measure” is a measure that is (i) determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, or (ii) derived wholly or in part from such measures. For purposes of this Policy, the term “financial reporting measure” includes the Company’s stock price and total shareholder return, whether expressed as an absolute or relative metric. For the avoidance of doubt, a financial reporting measure need not be presented in the Company’s financial statements or included in a filing with the SEC.
5. “Incentive‐Based Compensation” is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. Incentive‐Based Compensation may include awards under the Executive Incentive Plan and Performance Share Units under the Merck & Co., Inc. 2019 Stock Incentive Plan, or any successor thereto. Incentive‐Based Compensation does not include (i) base salary; (ii) “sign‐on” bonuses or other compensation granted solely due to the commencement of employment with the Company; (iii) compensation exclusively based on completion of a specific period of employment or service, without any performance condition; or (iv) compensation awarded based on subjective, non‐financial, strategic, or operational measures that are not financial reporting measures.
6. Incentive‐Based Compensation is deemed to be “received” in the fiscal period during which the financial reporting measure specified in the Incentive‐Based Compensation award is attained, even if the payment or grant of the Incentive‐Based Compensation occurs after the end of that fiscal period. Incentive‐Based Compensation in the form of an equity award that vests solely upon the basis of a financial reporting measure performance condition will be deemed to be received in the fiscal period in which it vests.

7. “Recoupment Period” is the three completed fiscal years of the Company immediately preceding the date, and any transition period of less than nine months that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years, on which the Company is required to perform an Accounting Restatement, which date is the earlier of (i) the date the Board, or a committee of the Board, concludes, or reasonably should have concluded, that the Company is required to perform an Accounting Restatement; or (ii) a date that a court, regulator or other legally authorized body directs the Company to perform an Accounting Restatement.
Procedures for Recoupment of Incentive‐Based Compensation
1. In the event the Company is required to perform an Accounting Restatement, the Company shall, as promptly as reasonably possible, recoup any Incentive‐Based Compensation erroneously received by a Covered Officer during the Recoupment Period. The amount of erroneously received Incentive‐Based Compensation will be the excess of the Incentive‐Based Compensation received by the Covered Officer (whether in cash or in shares) based on the erroneous data in the original financial statements over the Incentive‐Based Compensation (whether in cash or in shares) that would have been received by the Covered Officer had it been based on the restated results, without respect to any tax liabilities incurred or paid by the Covered Officer. For Incentive‐Based Compensation based on total shareholder return or Company stock price, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the amount shall be based on the Committee’s reasonable estimate of the effect of the Accounting Restatement on the applicable measure and the Committee shall maintain documentation of the determination of that reasonable estimate and provide it to the NYSE. Notwithstanding the foregoing, Incentive‐Based Compensation shall not be recouped under this Policy to the extent received by any person before the date such person served as a Covered Officer.
2. The Committee shall determine, in its sole discretion, the method of recouping any erroneously received Incentive‐Based Compensation pursuant to this Policy.
3. No recoupment shall be required if any of the following conditions are met and the Committee determines that, on such basis, recovery would be impracticable: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recouped, which determination must be made only after a reasonable and documented attempt by the Company to recoup the Incentive‐Based Compensation (with documentation of such reasonable attempt to recover to be provided to the NYSE); (ii) recovery would violate home country law where that law was adopted prior to November 28, 2022, which determination must be made only after the Company has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such violation (with a copy of such opinion to be provided to the NYSE); or (iii) recoupment would likely cause an otherwise tax‐qualified retirement plan, under which benefits are broadly available to Company employees, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and U.S. Treasury regulations promulgated thereunder.
Indemnification Not Permitted
The Company shall not indemnify any current or former Covered Officer against the loss of erroneously awarded compensation, and shall not pay, or reimburse any Covered Officer for, premiums incurred or paid for any insurance policy to fund such Covered Officer’s potential recoupment obligations.
Disclosure of Recoupment Decisions
The Company will comply with all applicable securities laws and regulations, including SEC disclosure requirements, with respect to this Policy, and any applicable NYSE listing standard or requirements. The Company may also, but is not obligated to, provide additional disclosure beyond that required by law when the Company deems it to be appropriate and determines that such disclosure is in the best interest of the Company and its shareholders.

Effective Date
This Policy shall be effective as of December 1, 2023 (the “Effective Date”). The terms of this Policy shall apply to any Incentive‐Based Compensation that is received by Covered Officers on or after the Effective Date, even if such Incentive‐Based Compensation was approved, awarded, granted, or paid to Covered Officers prior to the Effective Date.
Miscellaneous
Nothing in this Policy shall limit or otherwise affect any of the following: 1) management’s ability to take any disciplinary action with respect to any Covered Officer; 2) the Committee’s ability to use its negative discretion with respect to any Incentive‐Based Compensation performance target at any time; or 3) the Committee’s or management’s ability to reduce the amount (in whole or in part) of a current or future bonus or other cash or non‐cash incentive compensation award to any executive or other employee for any reason as they may deem appropriate and to the extent permitted by law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any incentive plan, employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. This Policy shall be binding and enforceable against all Covered Officers and their beneficiaries, heirs, executors, administrators, or other legal representatives.